Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 8, 2005, except for Note 21 as to which the date is October 26, 2005, relating to the consolidated financial statements of Prosperity Bancshares, Inc. and management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting) appearing in Amendment No. 1 to the Annual Report on Form 10-K/A of Prosperity Bancshares, Inc. for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Houston, Texas

January 27, 2006